UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

November 2, 2011

NEVADA GOLD & CASINOS, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Briar Hollow Lane, Suite 500W Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(713) 621-2245
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 2, 2011, Nevada Gold & Casinos, Inc. (the “Company”) announced that is has entered into a placement agency agreement (the “Agency Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its reasonable efforts to arrange for the sale of up to an aggregate of $4,332,327 of registered securities of the Company’s common stock in a registered direct public offering (the “Registered Direct Offering”).  In connection with the sale, the Company has agreed to pay the Placement Agent an aggregate fee equal to 5.5% of the gross proceeds received in the Registered Direct Offering and to reimburse the Placement Agent for certain expenses not to exceed $45,000.  In addition, we have agreed to issue to the Placement Agent, or its designees, warrants exercisable for a number of shares of common stock equal to 3% of the aggregate number of shares of common stock, other than shares of common stock underlying warrants, included in the securities issued in this offering.  The Placement Agent warrants will have substantially the same terms as the warrants offered hereunder and will be exercisable, at an exercise price of $2.18 per share, at any time beginning on the date that is six months from the date of their issuance until the date that is three years following the effective date of the Registration Statement (as defined below).

The Agency Agreement contains customary representations, warranties and covenants provided by the Company.  The Company has also agreed to indemnify the Placement Agent against losses arising out of any breach of a representation, warranty or covenant made or any activities or services performed by the Placement Agent pursuant to the Agency Agreement, unless it is finally judicially determined that the liability is a result of the intentional misconduct or gross negligence of the Placement Agent.

In addition, on November 2, 2011, the Company entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain investors (the “Investors”) in connection with the Registered Direct Offering, pursuant to which the Company agreed to sell an aggregate of 2,625,652 shares of its common stock at a purchase price of $1.65 per share to the Investors for aggregate gross proceeds, before deducting fees paid to the Placement Agent and other fees and estimated offering expenses payable by the Company, of approximately $4.3 million.  In addition, for each share of common stock purchased by an Investor, the Company issued to the Investor a warrant (“Warrant”) to purchase 0.75 shares of the Company’s common stock.  The Warrant has an exercise price of $2.18 per share and is exercisable for five years from the initial exercise date, which date is six months from the date of their issuance.  The exercise price of the Warrant will be subject to adjustment in the case of stock splits, stock dividends, share consolidations and similar recapitalization transactions.

The purchase and issuance of the securities in the Registered Direct Offering were completed on November 8, 2011.

The Registered Direct Offering was effected as a takedown off the Company’s shelf registration statement on Form S-3, as amended (File No. 333-176847), which became effective on October 24, 2011 (the “Registration Statement”), pursuant to a prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) on November 4, 2011 and the amendment thereto filed with the SEC on November 8, 2011.

The net proceeds to the Company from the Registered Direct Offering, after deducting Placement Agent fees and the estimated offering expenses are approximately $3.9 million. After the closing of the Registered Direct Offering, the Company has 15,820,033 shares of common stock outstanding.

A copy of the opinion of Anslow & Jaclin LLP relating to the legality of the issuance and sale of the shares in the Registered Direct Offering is attached as Exhibit 5.1 hereto.  The foregoing summaries of the terms of the Agency Agreement, the Purchase Agreements and the Warrant are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 4.1, 10.1 and 10.2 respectively, which are incorporated herein by reference. The Agency Agreement and the forms of the Purchase Agreement and the Warrant have been filed pursuant to rules of the Securities and Exchange Commission to provide interested persons with information regarding their terms, but are not intended to provide any other factual information about the Company.  The representations, warranties and covenants contained in the Agency Agreement and the forms of the Purchase Agreement and the Warrant were made only for purposes of the Registered Direct Offering as of specific dates indicated therein, were solely for the benefit of the parties to these agreements, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of these agreements.

Item 8.01.	Other Information

On November 8, 2011, the Company issued a press release announcing the closing of the transaction under the Registered Direct Offering.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:
4.1	Form of Common Stock Purchase Warrant
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Placement Agency Agreement between Nevada Gold & Casinos, Inc. and Ladenburg Thalmann & Co. Inc. dated November 2, 2011
10.2	Form of Securities Purchase Agreement
23.1	Consent of Anslow & Jaclin, LLP (included in Exhibit 5.1)
99.1	Press Release dated November 8, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: November 8, 2011	By:	/s/ James J. Kohn
James J. Kohn
Executive Vice President and CFO

INDEX TO EXHIBITS

Item	Exhibit
4.1	Form of Common Stock Purchase Warrant
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Placement Agency Agreement between Nevada Gold & Casinos, Inc. and Ladenburg Thalmann & Co. Inc. dated November 2, 2011
10.2	Form of Securities Purchase Agreement
23.1	Consent of Anslow & Jaclin, LLP (included in Exhibit 5.1)
99.1	Press Release dated November 8, 2011